Exhibit 10.86

EXECUTION VERSION

SECOND AMENDED AND RESTATED

STOCKHOLDERS’ AGREEMENT

BY AND AMONG

TPG PARTNERS V, L.P.,

TPG FOF V-A, L.P.,

TPG FOF V-B, L.P.,

SILVER LAKE PARTNERS II, L.P.,

SILVER LAKE TECHNOLOGY INVESTORS II, L.P.,

SILVER LAKE PARTNERS III, L.P.,

SILVER LAKE TECHNOLOGY INVESTORS III, L.P.,

SIERRA CO-INVEST, LLC,

SIERRA CO-INVEST II, LLC,

SIERRA CO-INVEST III, LLC

AND

AVAYA HOLDINGS CORP.

DATED AS OF MAY 29, 2012

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		Page
SECTION 5.12.	WAIVER OF JURY TRIAL	31

SECTION 5.13.	SPECIFIC PERFORMANCE	32

SECTION 5.14.	NO THIRD PARTY LIABILITY	32

SECTION 5.15.	AGGREGATION OF SHARES	32

SECTION 5.16.	EXCULPATION AMONG STOCKHOLDERS	32

SECTION 5.17.	DISSOLUTION OF CO-INVEST	32

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AVAYA HOLDINGS CORP.

SECOND AMENDED AND RESTATED

STOCKHOLDERS’ AGREEMENT

THIS SECOND AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT (as it may be amended from time to time in accordance with the terms hereof, this “Agreement”), dated as of May 29, 2012, is made by and among TPG, Silver Lake, Co-Invest, Co-Invest II, Co-Invest III (each as defined below) and such other Persons (as defined below) who may become party to this Agreement from time to time in accordance with the provisions herein (with TPG, Silver Lake, Co-Invest, Co-Invest II and Co-Invest III, the “Stockholders”), and Avaya Holdings Corp., a Delaware corporation (the “Company”), amending and restating the Amended and Restated Stockholders Agreement, dated as of December 18, 2009, by and among TPG, Silver Lake, Co-Invest and the Company.

RECITALS

WHEREAS, the Stockholders beneficially own certain of the issued and outstanding equity securities of the Company;

WHEREAS, on the Closing Date, Sierra Merger Corp., a Delaware corporation and a wholly owned subsidiary of the Company, merged with and into Avaya Inc., a Delaware corporation (“Avaya”), with Avaya as the surviving corporation (the “Merger”);

WHEREAS, Avaya entered into the (i) the Amended and Restated Asset Sale Agreement relating to the Sale and Purchase of the EMEA Assets, dated as of September 14, 2009, as amended (the “EMEA ASA”), by and among the EMEA Sellers (as defined therein), the Joint Administrators (as defined therein), the Joint Israeli Administrators (as defined therein) and Avaya and (ii) the Amended and Restated Asset and Share Sale Agreement, dated as of September 14, 2009, as amended (the “ASSA,” and together with the EMEA ASA, by and among Avaya and the Sellers (as defined therein), pursuant to which Avaya and its affiliates agreed to acquire the enterprise solutions business of Nortel Networks Corporation;

WHEREAS, Avaya is party to the Merger Agreement, dated as of March 14, 2012 (the “Radvision Merger Agreement”), by and among Sonic Acquisition Ltd., an Israeli corporation (“Radvision Merger Sub”), Radvision Ltd., an Israeli corporation (the “Radvision”), and Avaya, whereby Merger Sub will merge with and into Radvision (the “Acquisition”);

WHEREAS, the Stockholders and the Company desire to provide for the management of the Company and Avaya and to set forth the respective rights and obligations of the Stockholders generally.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the parties hereto, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Certain Definitions. As used in this Agreement, the following terms have the following meanings:

“Acquisition” has the meaning set forth in the recitals.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. For these purposes, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; provided, that, for purposes of this Agreement, (i) no Stockholder shall be deemed an Affiliate of the Company or any of its subsidiaries, (ii) Co-Invest, Co-Invest II and Co-Invest III shall not be deemed Affiliates of either Sponsor and (iii) except for Section 3.01(d)(ix), Section 5.03 and Section 5.14, portfolio companies of the Sponsors and their respective investment fund affiliates shall not be deemed to be Affiliates of the Sponsors.

“Affiliate Transaction” has the meaning set forth in Section 3.01(d).

“Agreement” has the meaning set forth in the preamble.

“Avaya” has the meaning set forth in the recitals.

“Board of Directors” has the meaning set forth in Section 3.01(a).

“Breaching Drag-Along Stockholder” has the meaning set forth in Section 4.05(d).

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York and Fort Worth, Texas are authorized or obligated by law or executive order to close.

“Certificate” has the meaning set forth in Section 4.08(a).

“Closing Date” means October 26, 2007.

“Code” means the U.S. Internal Revenue Code of 1986, as amended. Any reference to a section of the Code shall include a reference to any successor provision thereto.

“Co-Invest” means Sierra Co-Invest, LLC, and any parallel investment entity of the same.

“Co-Invest II” means Sierra Co-Invest II, LLC, and any parallel investment entity the same.

“Co-Invest III” means Sierra Co-Invest III, LLC, and any parallel investment entity of the same.

“Common Shares” means the shares of common stock, par value $0.001 per share (including issuable or issued upon exercise, conversion or exchange of any Convertible Securities), of the Company and any shares of capital stock of the Company issued or issuable with respect to such common stock by way of a stock dividend or distribution payable thereon or stock split, reverse stock split, recapitalization, reclassification, reorganization, exchange, subdivision or combination thereof.

“Company” has the meaning set forth in the preamble.

“Company Shares” means (a) the Common Shares (including all Common Shares issued upon the exercise, conversion or exchange of any Convertible Securities) and (b) all Convertible Securities (treating such Convertible Securities for all purposes of this Agreement as the maximum number of Common Shares for which or into which such Convertible Securities may at the time be exercised, converted or exchanged).

“Confidential Information” has the meaning set forth in Section 5.04.

“Convertible Securities” means any options, warrants, convertible preferred stock, convertible debt securities or any other securities which are directly or indirectly convertible into or exchangeable or exercisable for Common Shares.

“Core Value” means the dollar value of the Company Shares held by a Sponsor or its Permitted Transferees calculated based on the cost of such Company Shares on the Closing Date.

“Drag-Along Buyer” has the meaning set forth in Section 4.05(a).

“Drag-Along Notice” has the meaning set forth in Section 4.05(a).

“Drag-Along Proxy Holder” has the meaning set forth in Section 4.05(d).

“Drag-Along Stockholder” has the meaning set forth in Section 4.05(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” has the meaning set forth in Section 4.05(e).

“Illiquid Securities” means securities which are not traded on the New York Stock Exchange, NYSE Amex Equities or the Nasdaq Stock Market LLC or on a comparable securities market or exchange existing now or in the future or which are so traded but which are subject to a contractual restriction on transfer.

“Initial Holding Period” has the meaning set forth in Section 4.01(a)(ii).

“Initial Public Offering” or “IPO” means the first underwritten public offering and sale of the equity securities of the Company or its successor for cash pursuant to an effective registration statement (other than on Form S-4, S-8 or a comparable form) under the Securities Act.

“Management” means those members of the management of the Company and Avaya, who have entered into one or more agreements with the Company and Avaya which will provide for, among other things, certain tag-along and preemptive rights.

“Management Services Agreement” has the meaning set forth in Section 3.01(d)(ix).

“Merger” has the meaning set forth in the recitals.

“Necessary Action” means, with respect to a specified result, all actions permitted by law necessary to cause such result, including (i) voting or providing a written consent or proxy with respect to the Company Shares, (ii) causing the adoption of Stockholders’ resolutions and amendments to the Organizational Documents, (iii) causing members of the Board of Directors (to the extent such members were nominated or designated by the Person obligated to undertake the Necessary Action, and subject to any fiduciary duties that such members may have as directors of the Company) to act in a certain manner or causing them to be removed in the event they do not act in such a manner, (iv) executing agreements and instruments, and (v) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.

“Offer Notice” has the meaning set forth in Section 4.03(a)(i).

“Organizational Documents” means with respect to the Company or Avaya the Certificate of Incorporation and By-Laws of such entities, each as amended from time to time.

“Participation Shares” has the meaning set forth in Section 4.07(a).

“Permitted Transferee” means (i) an Affiliate of a Stockholder, (ii) in the case of any Stockholder that is a partnership, limited liability company, or any foreign equivalent thereof, any partner, member or foreign equivalent thereof of such Stockholder and (iii) in the case of the Sponsors, an entity created and jointly owned by the Sponsors to which they contribute their Company Shares; provided, however, that a partner, member or foreign equivalent thereof of a Stockholder shall not be a Permitted Transferee under clause (ii) unless the Transfer to such Person is made in a pro rata distribution in accordance with the applicable partnership agreement, limited liability company agreement or foreign equivalent thereof, as the case may be.

“Person” means an individual, corporation, association, limited liability company, limited liability partnership, partnership, estate, trust, joint venture, unincorporated organization or a government or any agency or political subdivision thereof.

“Proposed Transfer” has the meaning set forth in Section 4.04(a).

“Proposed Transferee” has the meaning set forth in Section 4.04(a).

“Pro Rata Portion” means:

(a) for purposes of Section 4.04 (with respect to each class of Company Shares to be transferred pursuant to the tag-along rights), a number of such class of Company Shares determined by multiplying (i) the total number of such class of Company Shares proposed to be Transferred by the Transferring Stockholder to the proposed Transferee, by (ii) a fraction, the numerator of which is the number of such class of Company Shares held by the Tagging Stockholder and the denominator of which is the aggregate number of such class of Company Shares held by all Stockholders and, to the extent Management is entitled to tag-along on the Transfer in question, Management.

(b) for purposes of Section 4.05 (with respect to each class of Company Shares to be Transferred pursuant to the drag-along rights), a number of such class of Company Shares determined by multiplying (i) the aggregate number of such class of Company Shares held by the Drag-Along Stockholder by (ii) a fraction, the numerator of which is the aggregate number of such class of Company Shares proposed to be Transferred by the Selling Stockholders to the Drag-Along Buyer and the denominator of which is the aggregate number of such class of Company Shares held by the Sponsors.

(c) for purposes of Section 4.07 (with respect to the preemptive rights), a number of Participation Shares determined by multiplying (i) the amount or number of Participation Shares the Company proposes to issue on the relevant issuance date by (ii) a fraction, the numerator of which is the number of Company Shares held by the relevant Stockholder immediately prior to such date and the denominator of which is the aggregate number of Company Shares held by all Stockholders and, to the extent Management is entitled to exercise preemptive rights over such Participation Shares, Management.

(d) for purposes of Section 4.08 (with respect to sales under Rule 144), a number of Company Shares determined by multiplying (i) the number of Company Shares proposed to be Transferred in the Sponsor Rule 144 Sales by (ii) a fraction, the numerator of which is the total number of Company Shares held by the Stockholder wishing to participate in the Sponsor Rule 144 Sales and the denominator of which is the aggregate number of Company Shares held by the Stockholders.

“Qualified Public Offering” or “QPO” means the first public offering and sale pursuant to an effective registration statement (other than on Form S-4, S-8 or a comparable form) under the Securities Act or Rule 144 sale, which, in combination with any previous public offering and sale pursuant to an effective registration statement (other than on Form S-4, S-8 or a comparable form) under the Securities Act or Rule 144 sale, results in an aggregate of at least thirty-five percent (35%) of the common stock of the Company or its successor having been sold in public offerings and sales pursuant to an effective registration statement (other than on Form S-4, S-8 or a comparable form) under the Securities Act or under Rule 144, provided that a QPO cannot occur prior to an IPO but the IPO may also be a QPO.

“Radvision Merger Agreement” has the meaning set forth in the recitals.

“Radvision Merger Sub” has the meaning set forth in the recitals.

“Registration Rights Agreement” means the Second Amended and Restated Registration Rights Agreement, dated as of the date hereof, as amended, restated or otherwise modified from time to time, by and among the Company and the Stockholders.

“Representatives” has the meaning set forth in Section 5.04.

“Rule 144” means Rule 144 under the Securities Act.

“Rule 144 Selling Sponsor” has the meaning set forth in Section 4.08(a).

“Securities Act” means the U.S. Securities Act of 1933, as amended from time to time.

“Selling Stockholder” has the meaning set forth in Section 4.05(a).

“Silver Lake” means, collectively, Silver Lake II, Silver Lake Technology Investors II, L.P., Silver Lake III, Silver Lake Technology Investors III, L.P. and their respective Affiliates that are Stockholders hereunder.

“Silver Lake Director” has the meaning set forth in Section 3.01(e).

“Silver Lake II” means Silver Lake Partners II, L.P.

“Silver Lake III” means Silver Lake Partners III, L.P.

“Sponsor Directors” has the meaning set forth in Section 3.01(e).

“Sponsor Rule 144 Broker” has the meaning set forth in Section 4.08(a).

“Sponsor Rule 144 Notice” has the meaning set forth in Section 4.08(a).

“Sponsor Rule 144 Sales” has the meaning set forth in Section 4.08(a).

“Sponsor Percentage” means, with respect to a Sponsor as of any particular date of determination, a percentage determined by multiplying (i) 100 by (ii) a fraction, the numerator of which is the Core Value of the Company Shares held by such Sponsor and its Affiliates as of such date, and the denominator of which is the Core Value of the Company Shares held by both of the Sponsors and their Affiliates as of such date.

“Sponsors” means each of TPG and Silver Lake, and “Sponsor” means either of them.

“Stockholder” has the meaning set forth in the preamble.

“Tag-Along Notice” has the meaning set forth in Section 4.04(b).

“Tagging Stockholder” has the meaning set forth in Section 4.04(a).

“TPG” means, collectively, TPG V, TPG FOF V-A, L.P., TPG FOF V-B, L.P. and their respective Affiliates that are Stockholders hereunder.

“TPG Director” has the meaning set forth in Section 3.01(e).

“TPG V” means TPG Partners V, L.P.

“Transfer” means, with respect to any Company Shares, a direct or indirect transfer, sale, exchange, redemption, assignment, pledge, hypothecation or other encumbrance or other disposition of such Company Shares, including the grant of an option or other right, whether directly or indirectly, whether voluntarily, involuntarily or by operation of law; and “Transferred”, “Transferee”, “Transferability”, and “Transferor” shall each have a correlative meaning. For the avoidance of doubt, a transfer, sale, exchange, assignment, pledge, hypothecation or other encumbrance or other disposition of an interest in any Stockholder all or substantially all of whose assets are Company Shares shall constitute a “Transfer” for purposes of this Agreement, as if such interest was a direct interest in the Company. Notwithstanding the foregoing, a transfer of membership units (or equivalent securities) in Co-Invest, Co-Invest II and Co-Invest III in accordance with their respective organizational documents shall in no event be deemed to be a “Transfer” of Company Shares under this Agreement other than for purposes of Section 4.04 hereof.

“Transferring Stockholder” has the meaning set forth in Section 4.04(a).

Section 1.02. Other Interpretive Provisions. (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, Section, Exhibit, Schedule and Annex references are to this Agreement unless otherwise specified.

(c) The term “including” is not limiting and means “including without limitation.”

(d) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(e) Whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms.

ARTICLE II

REPRESENTATIONS; WARRANTIES AND COVENANTS

Section 2.01. Representations and Warranties of the Stockholders. Each Stockholder hereby represents and warrants, severally and not jointly, and solely on its own behalf, to each other Stockholder and to the Company that on the date hereof:

(a) Existence; Authority; Enforceability. Such Stockholder has the necessary power and authority to enter into this Agreement and to carry out its obligations hereunder. Such Stockholder is duly organized and validly existing under the laws of its jurisdiction of organization, and the execution of this Agreement, and the consummation of the transactions contemplated herein, have been authorized by all necessary corporate or other action, and no other act or proceeding, corporate or otherwise, on its part is necessary to authorize the execution of this Agreement or the consummation of any of the transactions contemplated hereby. This Agreement has been duly executed by such Stockholder and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing.

(b) Absence of Conflicts. The execution and delivery by such Stockholder of this Agreement and the performance of its obligations hereunder do not and will not (i) conflict with, or result in the breach of any provision of the constitutive documents of such Stockholder; (ii) result in any violation, breach, conflict, default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), or give rise to any right of acceleration or termination or any additional payment obligation, under the terms of any material contract, agreement or permit to which such Stockholder is a party or by which such Stockholder’s assets or operations are bound or affected; or (iii) violate, in any material respect, any law applicable to such Stockholder.

(c) Consents. Other than any consents that have already been obtained, no governmental consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by such Stockholder in connection with (a) the execution, delivery or performance of this Agreement or (b) the consummation of any of the transactions contemplated herein.

Section 2.02. Representations and Warranties of the Company. The Company hereby represents and warrants to each Stockholder that on the date hereof:

(a) Existence; Authority; Enforceability. The Company has the necessary power and authority to enter into this Agreement and to carry out its obligations hereunder. The Company is duly organized and validly existing under the laws of its jurisdiction of organization, and the execution of this Agreement, and the consummation of the transactions contemplated herein, have been authorized by all necessary corporate or other action, and no other act or proceeding on its part is necessary to authorize the execution of this Agreement or the consummation of any of the transactions contemplated hereby. This Agreement has been duly executed by the Company and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing.

(b) Absence of Conflicts. The execution and delivery by the Company of this Agreement and the performance of its obligations hereunder do not and will not (i) conflict with, or result in the breach of any provision of the organizational documents of the Company or any of its subsidiaries; (ii) result in any violation, breach, conflict, default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), or give rise to any right of acceleration or termination or any additional payment obligation, under the terms of any material contract, agreement or permit to which the Company or any of its subsidiaries is a party or by which the Company’s or any of its subsidiaries’ assets or operations are bound or affected; or (iii) violate, in any material respect, any law applicable to the Company or any of its subsidiaries.

(c) Consents. Other than any consents that have already been obtained, no governmental consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by the Company or any of its subsidiaries in connection with (a) the execution, delivery or performance of this Agreement and the issuance of the Company Shares issued on the date hereof or (b) the consummation of any of the transactions contemplated herein.

(d) Valid Issuance of Shares. The Common Shares that are being issued to the Stockholders on the date hereof, when issued, sold and delivered in accordance with the terms hereof for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer contained herein and under applicable state and federal securities laws.

Section 2.03. Entitlement of the Company and the Stockholders to Rely on Representations and Warranties. The foregoing representations and warranties may be relied upon by the Company and by the Stockholders in connection with the entering into of this Agreement.

ARTICLE III

GOVERNANCE

Section 3.01. Board of Directors. (a) The Stockholders and the Company shall take all Necessary Action to cause the board of directors of the Company (the “Board of Directors”) to be comprised of at least seven (7) directors, (i) three (3) of whom shall be designated by TPG, provided that TPG V shall have the right to appoint one (1) of such directors for so long as TPG has the right to appoint at least one (1) director, (ii) three (3) of whom shall be designated by Silver Lake, provided that Silver Lake II shall have the right to appoint one (1) of such directors for so long as Silver Lake has the right to appoint at least two (2) directors and Silver Lake III shall have the right to appoint one (1) of such directors for so long as Silver Lake has the right to appoint at least one (1) such director, and (iii) one (1) of whom shall be the Chief Executive Officer (or equivalent) of Avaya. Each of Silver Lake, including Silver Lake II and Silver Lake III, and TPG, including TPG V, has the sole right to remove and replace its respective designees.

(b) The right of the Sponsors to designate directors as set forth in Section 3.01(a) above shall be subject to the following:

(i) If the Core Value of a Sponsor (and its Permitted Transferees) is less than $450,000,000 due to such Sponsor’s Transfer of Company Shares after the Closing Date, such Sponsor shall only be entitled to designate two (2) directors for appointment to the Board of Directors;

(ii) If the Core Value of a Sponsor (and its Permitted Transferees) is less than $250,000,000 due to such Sponsor’s Transfer of Company Shares after the Closing Date, such Sponsor shall only be entitled to designate one (1) director for appointment to the Board of Directors; and

(iii) If the Core Value of a Sponsor (and its Permitted Transferees) is less than $112,500,000 due to such Sponsor’s Transfer of Company Shares after the Closing Date, such Sponsor shall not be entitled to designate any directors for appointment to the Board of Directors;

provided that, notwithstanding the Core Value of any Sponsor’s Company Shares, the reduction in the number of directors such Sponsor may appoint pursuant to clauses (i) through (iii) shall not be given effect if such Sponsor’s Sponsor Percentage is equal to or greater than fifty percent (50%).

(c) If the number of directors that a Sponsor has the right to designate to the Board of Directors is decreased pursuant to Section 3.01(b), then such Sponsor shall immediately remove such director or directors, as the case may be, from the Board of Directors and the number of members of the Board of Directors shall be reduced accordingly. In the event that a non-Sponsor Director (excluding the Chief Executive Officer) is removed pursuant to any agreement by and between the Sponsors and the Company, the number of members of the Board of Directors shall be reduced accordingly to eliminate such non-Sponsor Director seat until the Sponsors determine to fill such non-Sponsor Director seat in accordance with the terms hereof. Except as provided in Section 3.01(b), each Sponsor shall have the sole and exclusive right to immediately appoint and remove its respective designees to the Board of Directors, as well as the exclusive right to fill vacancies created by not designating a director initially or by reason of death, removal or resignation of such designees.

(d) The following actions by the Company and its direct and indirect subsidiaries (including without limitation Avaya) shall require approval by a majority of the Board of Directors, which majority must include at least one TPG designated director (so long as there is a TPG designee on the Board of Directors) and one Silver Lake designated director (so long as there is a Silver Lake designee on the Board of Directors):

(i) any merger, consolidation, sale of, or grant of an encumbrance over, assets of the Company or any of its subsidiaries with a value in excess of $15,000,000;

(ii) any liquidation, winding up or dissolution of the Company or any of its subsidiaries or the initiation of any action relating to bankruptcy, reorganization or recapitalization with respect to the Company or any of its subsidiaries;

(iii) the initiation or completion of a public offering of the securities of the Company or any of its subsidiaries, including an IPO;

(iv) the acquisition or disposition, or a related series of acquisitions or dispositions, of assets with a value in excess of $15,000,000 or a business for a purchase price in excess of $15,000,000, or the entering into of a joint venture requiring a capital contribution in excess of $15,000,000;

(v) any fundamental change in the Company’s or its subsidiaries’ existing lines of business or the entry by the Company or any of its subsidiaries into a new significant line of business;

(vi) the creation of any new class of equity security of the Company or any of its subsidiaries, the issuance, repurchase, redemption or other retirement for value of equity securities of the Company or any of its subsidiaries or securities exchangeable or exercisable for, or convertible into, any such equity securities, and the amendment of the rights, preferences or privileges provided to any class of equity security (other than (A) intra-company issuances and repurchases among the Company and its wholly-owned subsidiaries, (B) issuances pursuant to equity compensation plans approved in accordance with Section 3.01(d)(xvii), (C) repurchases of equity securities held by members of management of the Company and its subsidiaries made in the ordinary course in connection with the termination of employment and (D) the issuance of equity securities upon the conversion, exercise or exchange of Convertible Securities issued in compliance with this Agreement);

(vii) any declaration of dividends or other distributions by the Company or its subsidiaries, other than intra-company dividends or distributions made by wholly-owned subsidiaries of the Company;

(viii) any amendment to the Organizational Documents of the Company or Avaya or any of its subsidiaries (other than wholly-owned subsidiaries);

(ix) the entering into or completion of any transaction or agreement by any Stockholder or any of its Affiliates with the Company or any of its subsidiaries (other than (A) those transactions and agreements contemplated by the Management Services Agreement between the Sponsors and the Company, dated as of the date hereof (the “Management Services Agreement”) or (B) any transaction or agreement between the Company or one if its subsidiaries, on the one hand, and a portfolio company of Silver Lake (or any of its investment fund Affiliates) or TPG (or any of its investment fund Affiliates), on the other hand, that is negotiated at arms length between the managements of the Company or such subsidiary and such portfolio company or otherwise entered into in the ordinary course of business without direct involvement by Silver Lake, TPG or their investment fund Affiliates);

(x) the incurrence or guarantee by the Company or any of its subsidiaries of, or the granting of an encumbrance over the Company, any of its subsidiaries or any of their respective assets in connection with, indebtedness or derivatives liability, or any related series of indebtedness or derivative liabilities, in excess of $25,000,000 or amending in any material respect the terms of existing or future indebtedness or derivatives liability in excess of $25,000,000;

(xi) the approval or adoption of annual budgets or business plans, or any material changes thereto;

(xii) the approval of any material changes to the Company’s or any of its subsidiaries’ investment or underwriting guidelines;

(xiii) the appointment or termination of (A) the Chief Executive Officer or Chief Financial Officer of the Company or Avaya, or (B) any person with substantially equivalent responsibilities as those of the persons referenced in clause (A);

(xiv) any increase or decrease in the size of the Board of Directors, other than those required by this Section 3.01;

(xv) the creation of a committee of the Board of Directors or changing the scope of authority of a committee of the Board of Directors;

(xvi) the appointment or change of the independent auditor for the Company or any of its subsidiaries;

(xvii) the adoption of employee equity incentive plans; (xviii) the creation of any non-wholly owned subsidiary;

(xix) the settling of any litigation, arbitration or administrative proceeding for an amount in excess of $5,000,000 or that provides for any material limitation on the conduct of the business by the Company or any of its subsidiaries;

(xx) the exercise or material modification of the terms of, any option held by the Company or any of its subsidiaries to acquire equity securities or assets for aggregate consideration in excess of $15,000,000 from a Person other than a wholly-owned subsidiary of the Company; and

(xxi) any single or series of related capital expenditures in excess of $25,000,000.

Notwithstanding anything contained herein to the contrary, the approval of one TPG designated director or one Silver Lake designated director shall in all cases be required for any action that is disproportionately adverse to TPG or Silver Lake, respectively, or for any matter (such a matter, an “Affiliate Transaction”) involving the Company and its subsidiaries on the one hand and Affiliates or portfolio companies of TPG or Silver Lake, respectively, on the other hand.

(e) The initial director appointed by TPG V was Kevin Rollins and the other initial directors appointed by TPG were John Marren and Gene Frantz (each of such directors, a “TPG Director”). The initial director appointed by Silver Lake II was David Roux, the initial director appointed by Silver Lake III was Greg Mondre and the other initial director appointed by Silver Lake was Charles Giancarlo (each of such directors, a “Silver Lake Director,” and together with the TPG Directors, the “Sponsor Directors”).

(f) The Sponsors designated David Roux as initial chairman of the Board of Directors.

(g) For so long as a Sponsor has the right to solely designate at least one director to the Board of Directors, such Sponsor shall have the right to appoint at least one representative to each committee of the Board of Directors (or any committee of Avaya or any of their subsidiaries) as permitted by applicable laws and regulations. For so long as a Sponsor has the right to solely designate at least one director to the Board of Directors, no committee of Avaya or any of their subsidiaries shall approve any of the actions specified in Section 3.01(d) without the approval of such Sponsor.

(h) The Company (in its capacity as the sole stockholder of Avaya) and the Stockholders shall take all Necessary Action to cause the persons constituting the Board of Directors to be appointed as the sole members of the board of directors of Avaya and to implement the provisions of this Article III. Notwithstanding anything that may be permitted pursuant to the Organizational Documents of Avaya or any of its subsidiaries, no Person shall take any action with respect to the Company, Avaya or any of their subsidiaries that would be inconsistent with the provisions of this Agreement.

(i) The Company shall reimburse the members of the Board of Directors for all reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board of Directors, the board of directors of Avaya and any committees thereof, including without limitation travel, lodging and meal expenses.

(j) The Company and Avaya shall obtain customary director and officer liability insurance on commercially reasonable terms.

Section 3.02. Additional Management Provisions. (a) Each Stockholder agrees and acknowledges that the directors designated by the Stockholders may share confidential, non-public information about the Company and Avaya with any of the Stockholders.

(b) Except to the extent resulting from the rights granted under this Article III or as required by applicable law, no individual Stockholder shall have the authority to manage the business and affairs of the Company or contract for or incur on behalf of the Company any debts, liabilities or other obligations, and no such action of a Stockholder will be binding on the Company.

(c) Prior to an IPO, the Company shall provide to each Sponsor monthly, quarterly and annual financial statements (whether audited or unaudited) of the Company and Avaya and management’s discussion and analysis of the financial results included in such statements, and such other information as may be reasonably requested by a Sponsor or as is otherwise required by law. Prior to an IPO, the Company shall provide to Co-Invest, Co-Invest II and Co-Invest III unaudited quarterly and audited annual financial statements of Avaya and management’s discussion and analysis of the financial results included in such statements, and such other information as Co-Invest, Co-Invest II and Co-Invest III may reasonably require for their tax purposes or for the tax purposes of their respective members, and shall provide to any member of Co-Invest, Co-Invest II or Co-Invest III who requests it, a copy of any financial statements for the Company which are provided to the Sponsors pursuant to the preceding sentence.

(d) Prior to an IPO, to the extent any Stockholder (or in the case of Co-Invest, Co-Invest II or Co-Invest III, their respective members) is required by FASB Statement No. 157 to determine the fair value of its investment in the Company, such Stockholder or member shall be entitled to (i) upon request, receive a copy of any third-party valuation of the Common Shares otherwise prepared by the Company to the extent the Company is permitted to provide such valuation, (ii) confer with either a member of management of the Company or a representative of the Sponsors (as determined by the Company and the Sponsors) as to whether there has been any material event at the Company or its subsidiaries which is not reflected in the last financial statements delivered pursuant to clause (c) above and (iii) upon request to the Sponsors, the Sponsors’ most recent estimate (if any) of the value of their investment in the Company for purposes of investor reporting, as a multiple of cost; provided, however, that none of the Company, the Sponsors or any of their respective Affiliates shall have any liability to any Stockholder or member of Co-Invest, Co-Invest II or Co-Invest III receiving such information with respect to any information provided or which failed to be provided under this clause (d). Any information provided under this clause (d) shall be subject to Section 5.04.

(e) The Company shall not, and shall cause its controlled subsidiaries not to, enter into any transaction or agreement with any Stockholder or any Affiliate of a Stockholder unless such transaction is (x) on terms no less favorable to the Company or its controlled subsidiaries than would have been the case if the transaction or agreement had been the result of arm’s-length negotiations with a third-party or (y) approved by the holders of a majority of the outstanding Common Shares (disregarding Common Shares held by the interested Stockholder and any of its Affiliates), provided, however, that this clause (e) shall not apply to (i) any transaction or agreement between the Company or one of its subsidiaries, on the one hand, and a portfolio company of any Stockholder (or any of such Stockholder’s investment fund Affiliates), on the other hand, that is entered into in the ordinary course of business without direct involvement by such Stockholder or such Stockholder’s investment fund Affiliates, (ii) any transaction or agreement which is approved in accordance with Section 3.01(d)(ix) to which either (A) none of Silver Lake II or Silver Lake III or their respective Affiliates is a party or (B) neither TPG V nor any of its Affiliates is a party, (iii) those transactions and agreements contemplated by the Management Services Agreement or any amendment thereof, (iv)

indemnification agreements among the Company, Avaya and their respective directors and (v) management rights letters among the Company, Avaya and each of Silver Lake II, Silver Lake III, TPG V, Co-Invest, Co-Invest II and Co-Invest III. The Management Services Agreement shall not be amended in a manner which would, in the aggregate, increase the fees payable to the Sponsors or their Affiliates thereunder (including with respect to the amount of such fees or by a change in the term thereof) without the consent of members of Co-Invest, Co-Invest II and Co-Invest III holding a majority of the collective outstanding membership units of Co-Invest, Co-Invest II and Co-Invest III (measured by fair market value, and excluding interests held by the Managing Member (as defined in the Second Amended and Restated Limited Liability Company Operating Agreement of Co-Invest) and any Affiliates of the Sponsors that are members of Co-Invest, Co-Invest II and/or Co-Invest III). The provisions of this clause (e) may be enforced directly by members of Co-Invest, Co-Invest II and Co-Invest III holding a majority of the collective outstanding membership units of Co-Invest, Co-Invest II and Co-Invest III (measured by fair market value).

Section 3.03. Termination of Management Provisions. The provisions of this Article III shall terminate upon the unanimous consent of the Sponsors or upon an IPO; provided, however (a) that any termination or amendment of the second sentence of Section 3.02(c) or any portion of Section 3.02(e) prior to an IPO shall require the consent of the Stockholders holding a majority of the Common Shares not held by the Sponsors or their Affiliates, and (b) any termination or amendment of Section 3.02(d) prior to an IPO shall require the consent of a majority of the Common Shares held by Stockholders (or, indirectly, by members of Co-Invest, Co-Invest II or Co-Invest III) who have advised the Company that they are required by FASB Statement No. 157 to determine the fair value of its investment in the Company unless such termination or amendment is in response to a change in the requirements of FASB Statement No. 157.

ARTICLE IV

TRANSFERS OF SHARES; PREEMPTIVE RIGHTS

Section 4.01. Limitations on Transfer. (a) The Stockholders shall not be permitted to Transfer all or any portion of their Company Shares other than:

(i) to any Permitted Transferee in accordance with the terms of Section 4.02, provided, that in the case of any Stockholder that is a partnership, limited liability company, or any foreign equivalent thereof, any Transfer to a partner, member or foreign equivalent thereof of such Stockholder may only be made after a QPO and as a pro rata distribution in accordance with such Stockholder’s governing documents;

(ii) prior to the earlier of the fifth (5th) anniversary of the Merger and a QPO (the “Initial Holding Period”), with the consent of each of the Sponsors and subject to the tag-along rights, drag-along rights and the right of first offer provisions of this Article IV;

(iii) after the Initial Holding Period, subject to the tag-along rights, drag-along rights and right of first offer provisions of this Article IV;

(iv) in a registered public offering or, after an IPO, in a transaction pursuant to Rule 144, in each case subject to Section 4.08;

(v) as a Tagging Stockholder in accordance with Section 4.04; or

(vi) as a Selling Stockholder or Drag-Along Stockholder, as applicable, in accordance with Section 4.05.

(b) Notwithstanding the foregoing, in no event shall any Stockholder be entitled to Transfer its Company Shares to any Person (whether or not to an Affiliate), that in the reasonable judgment of either TPG or Silver Lake, exercised in good faith, is an actual or potential competitor of, or other Person who is adverse to the interests of, the Company or Avaya or to any Person who (directly or indirectly) (i) holds an ownership interest in such actual or potential competitor equal to five percent (5%) or more of the outstanding voting securities of such actual or potential competitor or (ii) has designated, or has the right to designate, a member of the board of directors of such actual or potential competitor, in each case without the approval of each Sponsor, the approval of a particular Sponsor being required only for so long as such Sponsor holds greater than five percent (5%) of the outstanding Company Shares, except, in or following a QPO, in any bona fide underwritten public offering or in any Rule 144 sale. In addition, no Stockholder shall be entitled to Transfer its Company Shares at any time if such Transfer would:

(i) violate the Securities Act, or any state (or other jurisdiction) securities or “Blue Sky” laws applicable to the Company or the Company Shares;

(ii) cause the Company to become subject to the registration requirements of the U.S. Investment Company Act of 1940, as amended from time to time; or

(iii) be a non-exempt “prohibited transaction” under ERISA or the Code or cause all or any portion of the assets of the Company to constitute “plan assets” under ERISA or Section 4975 of the Code.

In the event of a purported Transfer by a Stockholder of any Company Shares in violation of the provisions of this Agreement, such purported Transfer will be void and of no effect, and the Company will not give effect to such Transfer.

(c) Each certificate evidencing the Company Shares issued after the date hereof shall bear the following restrictive legend, either as an endorsement or on the face thereof:

THE SALE, ASSIGNMENT, TRANSFER OR OTHER DISPOSITION OF THE SECURITIES EVIDENCED BY THIS CERTIFICATE, AND THE VOTING THEREOF, IS RESTRICTED BY THE TERMS OF A STOCKHOLDERS AGREEMENT, DATED AS OF OCTOBER 26, 2007, AS AMENDED AND RESTATED AND AS MAY BE FURTHER AMENDED AND IN EFFECT

FROM TIME TO TIME, COPIES OF WHICH ARE ON FILE WITH THE ISSUER OF THIS CERTIFICATE. NO SALE, ASSIGNMENT, TRANSFER OR OTHER DISPOSITION SHALL BE EFFECTIVE UNLESS AND UNTIL THE TERMS AND CONDITIONS OF SUCH STOCKHOLDERS’ AGREEMENT HAVE BEEN COMPLIED WITH IN FULL.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTION AND MAY NOT BE SOLD OR TRANSFERRED OTHER THAN IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED (OR OTHER APPLICABLE LAW), OR AN EXEMPTION THEREFROM.

(d) In the event that all or any portion of a restrictive legend set forth in Section 4.01(c) has ceased to be applicable, the Company shall provide any Stockholder, or their respective transferees, at their request, without any expense to such persons (other than applicable transfer taxes and similar governmental charges, if any), with new certificates for such securities of like tenor not bearing the legend (or the applicable portion thereof) with respect to which the restriction has ceased and terminated (it being understood that the restriction referred to in the first paragraph of the legend in Section 4.01(c) shall cease and terminate upon the termination of this Article IV).

Section 4.02. Transfer to Permitted Transferees. A Stockholder may Transfer its Company Shares to a Permitted Transferee of such Stockholder in accordance with Section 4.01(a)(i); provided that each Permitted Transferee of any Stockholder to which Company Shares are Transferred shall, and such Stockholder shall cause such Permitted Transferee to, Transfer back to such Stockholder (or to another Permitted Transferee of such Stockholder) any Company Shares it owns if such Permitted Transferee ceases to be a Permitted Transferee of such Stockholder. Notwithstanding the foregoing, the foregoing proviso shall not apply to those Persons described in clause (ii) of the definition of “Permitted Transferee”. Shares transferred by a Stockholder to a Person described in clause (i) of the definition of “Permitted Transferee” and shares transferred to a Permitted Transferee by Co-Invest, Co-Invest II or Co-Invest III shall remain subject to the terms of this Agreement; other shares transferred in accordance with Section 4.01(a)(i) to a Person described in clause (ii) of the definition of “Permitted Transferee” shall cease to be subject to the terms of this Agreement.

Section 4.03. Right of First Offer. (a) Each Stockholder shall have a right of first offer over any Company Shares proposed to be Transferred by another Stockholder, which shall be exercised in the following manner:

(i) Any transferring Stockholder shall provide the Stockholders with written notice (an “Offer Notice”) of its desire to Transfer such Company Shares. The Offer Notice shall specify the number and class of Company Shares such Stockholder wishes to Transfer, the proposed purchase price for such Company Shares and any other terms and conditions material to the sale proposed by such Stockholder.

(ii) The Stockholders shall have a period of (i) prior to an IPO, up to fifteen (15) Business Days following receipt of the Offer Notice, provided that the Sponsors, in their sole discretion may reduce such period (but to not less than five (5) Business Days if a Sponsor is exercising its right of first offer) and (ii) at any time after an IPO, up to three (3) Business Days following receipt of the Offer Notice to elect to purchase (or to cause one or more of their Affiliates to purchase) all of such Company Shares on the terms and conditions set forth in the Offer Notice by delivering to the transferring Stockholder a written notice thereof, provided, however, that no Stockholder shall have the right to purchase any such Company Shares if neither Sponsor exercises its right to purchase any such Company Shares pursuant to this right of first offer. The opportunity to purchase such Company Shares shall be allocated among the Stockholders (other than a Stockholder that is a transferring Stockholder with respect to such Transfer) pro rata based upon the number of Company Shares held by each Stockholder unless the Stockholders otherwise agree, provided that if one Stockholder does not elect to purchase its full allotment of Company Shares, the Sponsors shall be permitted to purchase such shortfall.

(iii) If any Stockholder elects to purchase (or to cause one or more of their Affiliates to purchase) all of the Company Shares which are the subject of the proposed Transfer within the applicable response period, such purchase shall be consummated within the later of (A) ten (10) Business Days after the date on which such Stockholder notifies the transferring Stockholder of such election or (B) three (3) Business Days after all required governmental approvals have been obtained (or all required governmental waiting periods have elapsed). If the Stockholders fail to elect to purchase all of the Company Shares within the fifteen (15) (or shorter as provided above in clause (ii)) or three (3) Business Day period, as the case may be, mentioned above, the transferring Stockholder may Transfer such Company Shares at any time within ninety (90) days following such period at a price which is not less than the purchase price specified in the Offer Notice and on other terms and conditions no more favorable, in any material respect, to the purchaser than those specified in the Offer Notice.

(b) In connection with the Transfer of all or any portion of a Stockholder’s Company Shares pursuant to this Section 4.03, the transferring Stockholder shall only be required to represent and warrant as to its authority to sell, the enforceability of agreements against such Stockholder, the Company Shares to be transferred shall be free and clear of any liens, claims or encumbrances (other than restrictions imposed by this Agreement and pursuant to applicable federal, state and foreign securities laws), that it is the record and beneficial owner of such Company Shares and that it has obtained or made all necessary consents, approvals, filings and notices from governmental authorities or third parties to consummate the Transfer.

(c) The provisions of this Section 4.03 shall not apply to Transfers of Company Shares (i) to Permitted Transferees in accordance with Section 4.02, (ii) made pursuant to, or consequent upon, the exercise of the tag-along or drag-along rights set forth in Section 4.04 and Section 4.05, respectively, (iii) made pursuant to a registered public offering or (iv) made pursuant to Rule 144. The provisions of this Section 4.03 shall terminate upon the QPO.

Section 4.04. Tag-Along Rights. (a) After compliance with Section 4.03 (if applicable and to the extent the right specified therein is not exercised), if a Stockholder (the “Transferring Stockholder”) proposes to Transfer all or any portion of its Company Shares (a “Proposed Transfer”) (other than (i) to a Permitted Transferee, (ii) pursuant to or consequent upon the exercise of the drag-along rights set forth in Section 4.05, (iii) pursuant to Rule 144 or (iv) pursuant to a registered offering), each other Stockholder shall have the right to participate in the Transferring Stockholder’s Transfer by Transferring up to its Pro Rata Portion to the proposed transferee (the “Proposed Transferee”) (each Stockholder who exercises its rights under this Section 4.04(a), a “Tagging Stockholder”).

(b) The Transferring Stockholder shall give written notice (a “Tag-Along Notice”) to each other Stockholder of a Proposed Transfer to which this Section 4.04 applies, setting forth the number and class(es) of Company Shares proposed to be so Transferred, the name and address of the Proposed Transferee, the proposed amount and form of consideration and other terms and conditions of payment offered by the Proposed Transferee. The Transferring Stockholder shall deliver or cause to be delivered to each other Stockholder copies of all transaction documents relating to the Proposed Transfer as the same become available. The tag-along rights provided by this Section 4.04 must be exercised by a Stockholder within a period of (i) prior to an IPO, ten (10) Business Days from the date of the Tag-Along Notice or (ii) at any time after an IPO, three (3) Business Days from the date of the Tag-Along Notice, by delivery of a written notice to the Transferring Stockholder indicating its desire to exercise its rights and specifying the number and class(es) of Company Shares it desires to Transfer. With respect to each class of Company Shares proposed to be Transferred, if the Transferring Stockholder is unable to cause the Proposed Transferee to purchase all the Company Shares of such class proposed to be Transferred by the Transferring Stockholder and the Tagging Stockholders, then the number of Company Shares of such class that each such Stockholder is permitted to sell in such Proposed Transfer shall be reduced pro rata based on the number of Company Shares of such class proposed to be Transferred by such Stockholder relative to the aggregate number of Company Shares of such class proposed to be Transferred by all stockholders of the Company participating in such Proposed Transfer. The Transferring Stockholder shall have a period of sixty (60) days following the expiration of the ten (10) Business Day or three (3) Business Day period, as the case may be, mentioned above to enter into a definitive agreement to sell all the Company Shares agreed to be purchased by the Proposed Transferee on the terms specified in the notice required by the first sentence of this Section 4.04(b). With respect to each class of Company Shares proposed to be Transferred, if the Proposed Transferee agrees to purchase more Company Shares of such class than specified in the Tag-Along Notice in the Proposed Transfer, the Stockholders shall also have the same right to participate in the Transfer of such Company Shares of such class that are in excess of the amount set forth on the Tag-Along Notice in accordance with this Section 4.04.

(c) Any Transfer of Company Shares by a Tagging Stockholder to a Proposed Transferee pursuant to this Section 4.04 shall be on the same terms and conditions (including, without limitation, price, time of payment and form of consideration) as to be paid to the Transferring Stockholder; provided that in order to be entitled to exercise its tag-along right pursuant to this Section 4.04, each Tagging Stockholder must agree to make to the Proposed Transferee representations, warranties, covenants, indemnities and agreements the same mutatis mutandis as those made by the Transferring Stockholder in connection with the Proposed

Transfer (other than any non-competition, non-solicitation or similar agreements or covenants that would bind the Tagging Stockholder, its Affiliates or any of their respective portfolio companies), and agree to the same conditions to the Proposed Transfer as the Transferring Stockholder agrees, it being understood that all such representations, warranties, covenants, indemnities and agreements shall be made by the Transferring Stockholder and each Tagging Stockholder severally and not jointly and that the aggregate amount of the liability of the Tagging Stockholder shall not exceed, except with respect to individual representations, warranties, covenants, indemnities and other agreements of the Tagging Stockholder as to the unencumbered title to its Company Shares and the power, authority and legal right to Transfer such Company Shares, such Tagging Stockholder’s pro rata share of any such liability to be determined in accordance with such Tagging Stockholder’s portion of the total number of Company Shares included in such Transfer; provided that, in no event shall the amount of liability of any Tagging Stockholder exceed the proceeds such Tagging Stockholder received in connection with such Transfer. Each Tagging Stockholder shall be responsible for its proportionate share of the costs of the Proposed Transfer to the extent not paid or reimbursed by the Proposed Transferee or the Company. The provisions of this Section 4.04 shall terminate upon a QPO, or if later, upon the later of the dissolution of Co-Invest, Co-Invest II or Co-Invest III.

(d) In the event that a Tagging Stockholder receives securities which are Illiquid Securities as proceeds in connection with a Transfer pursuant to this Section 4.04, such Tagging Stockholder shall receive the right to tag-along on transfers by any Stockholder and be subject to drag-along rights of the Sponsors with respect to such securities that are substantially similar to the tag-along rights and drag-along rights applicable to Company Shares under this Agreement and shall receive registration rights with respect to such securities that are substantially similar to the registration rights applicable to “Registrable Securities” under the Registration Rights Agreement to the extent received by the Sponsors, provided that such rights shall cease at such time as such securities are no longer Illiquid Securities.

Section 4.05. Drag-Along Rights. (a) For so long as the Sponsors directly or indirectly hold, in the aggregate, greater than forty percent (40%) of the outstanding Company Shares and one or more Sponsors agree to enter into a transaction which would result in the Transfer of greater than forty percent (40%) of the Company Shares to a non-Affiliate third party (a “Drag-Along Buyer”), such Sponsor(s) (the “Selling Stockholders”) may compel each other Stockholder (together, the “Drag-Along Stockholders”) to sell its Company Shares by delivering written notice (a “Drag-Along Notice”) to the Drag-Along Stockholders not later than three (3) Business Days prior to the consummation of the proposed Transfer, stating that such Selling Stockholders wish to exercise their rights under this Section 4.05 with respect to such Transfer, and setting forth the name and address of the Drag-Along Buyer, the number and class(es) of Company Shares proposed to be Transferred, the proposed amount and form of the consideration, and all other material terms and conditions offered by the Drag-Along Buyer; provided, that if a Drag-Along Stockholder (or in the case of Co-Invest, Co-Invest II or Co-Invest III, their respective members) advise the Sponsors that they desire to participate in such transaction without having to be compelled, the Company Shares that would be Transferred by such Drag- Along Stockholder (or in the case of Co-Invest, Co-Invest II or Co-Invest III, their respective members) to a Drag-Along Buyer may be included in determining whether or not a proposed transaction would result in the Transfer of greater than forty percent (40%) of the Company

Shares to the extent a Drag-Along Stockholder consents to such treatment, and provided further, that in order for one Sponsor to exercise its drag-along rights under this Section 4.05, it must receive the consent of the other Sponsor, such consent being required for so long as such other Sponsor, together with its Affiliates, beneficially owns at least five percent (5%) of the outstanding Company Shares.

(b) Upon delivery of a Drag-Along Notice, each Drag-Along Stockholder shall be required to Transfer its Pro Rata Portion, on the same terms and conditions (including, without limitation, as to price, time of payment and form of consideration) as agreed by the Selling Stockholders and the Drag-Along Buyer, and shall make to the Drag-Along Buyer representations, warranties, covenants, indemnities and agreements comparable to those made by the Selling Stockholders in connection with the Transfer (other than any non-competition, non- solicitation or similar agreements or covenants that would bind the Drag-Along Stockholder, its Affiliates or any of their respective portfolio companies), and shall agree to the same conditions to the Transfer as the Selling Stockholders agree, it being understood that all such representations, warranties, covenants, indemnities and agreements shall be made by each Selling Stockholder and each Drag-Along Stockholder severally and not jointly and that the aggregate amount of the liability of the Drag-Along Stockholder shall not exceed, except with respect to individual representations, warranties, covenants, indemnities and other agreements of the Drag-Along Stockholder as to the unencumbered title to its Company Shares and the power, authority and legal right to Transfer such Company Shares, such Drag-Along Stockholder’s pro rata share of any such liability, to be determined in accordance with such Drag-Along Stockholder’s portion of the total number of Company Shares included in such Transfer; provided that, in any event the amount of liability of any Drag-Along Stockholder shall not exceed the proceeds such Drag-Along Stockholder received in connection with such Transfer.

(c) In the event that any such Transfer is structured as a merger, consolidation, or similar business combination, each Drag-Along Stockholder agrees to (i) vote in favor of the transaction, (ii) take such other action as may be reasonably required to effect such transaction (subject to Section 4.05(b)) and (iii) take all action to waive any dissenters, appraisal or other similar rights with respect thereto.

(d) Solely for purposes of Section 4.05(c)(i) and in order to secure the performance of each Stockholder’s obligations under Section 4.05(c)(i), each Stockholder hereby irrevocably appoints each other Stockholder that qualifies as a Drag-Along Proxy Holder (as defined below) the attorney-in-fact and proxy of such first Stockholder (with full power of substitution) to vote or provide a written consent with respect to its Company Shares as described in this paragraph if, and only in the event that, such Stockholder fails to vote or provide a written consent with respect to its Company Shares in accordance with the terms of Section 4.05(c)(i) (each such Stockholder, a “Breaching Drag-Along Stockholder”) within three (3) days of a request for such vote or written consent. Upon such failure, the Selling Stockholders or any of them shall have and are hereby irrevocably granted a proxy to vote or provide a written consent with respect to each such Breaching Drag-Along Stockholder’s Company Shares for the purposes of taking the actions required by Section 4.05(c)(i) (such Selling Stockholders each and collectively, a “Drag-Along Proxy Holder”). Each Stockholder intends this proxy to be, and it shall be, irrevocable and coupled with an interest, and each Stockholder will take such further action and execute such other instruments as may be reasonably necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by it with respect to the matters set forth in Section 4.05(c)(i) with respect to the Company Shares owned by such Stockholder. Notwithstanding the foregoing, the conditional proxy granted by this Section 4.05(d) shall be deemed to be revoked upon the termination of this Article IV in accordance with its terms.

(e) If any Drag-Along Stockholder fails to deliver to the Drag-Along Buyer the certificate or certificates, if any, evidencing Company Shares to be sold pursuant to this Section 4.05, the Selling Stockholders may, at their option, in addition to all other remedies they may have, deposit the purchase price (including any promissory note constituting all or any portion thereof) for such Company Shares with any national bank or trust company having combined capital, surplus and undivided profits in excess of $100 million (the “Escrow Agent”), and the Company shall cancel on its books the certificate or certificates representing such Company Shares and thereupon all of such Drag-Along Stockholder’s rights in and to such Company Shares shall terminate. Thereafter, upon delivery to the Company by such Drag-Along Stockholder of the certificate or certificates evidencing such Company Shares (duly endorsed, or with stock powers duly endorsed, for transfer, with signature guaranteed, free and clear of any liens or encumbrances, and with any stock transfer tax stamps affixed), the Selling Stockholders shall instruct the Escrow Agent to deliver the purchase price (without any interest from the date of the closing to the date of such delivery, any such interest to accrue to the Company) to such Drag-Along Stockholder.

(f) In the event that a Drag-Along Stockholder receives securities which are Illiquid Securities as proceeds in connection with a Transfer pursuant to this Section 4.05, such Drag-Along Stockholder shall receive the right to tag-along on transfers by any Stockholder and be subject to drag-along rights of the Sponsors with respect to such securities that are substantially similar to the tag-along rights and drag-along rights applicable to Company Shares under this Agreement and shall receive registration rights with respect to such securities that are substantially similar to the registration rights applicable to “Registrable Securities” under the Registration Rights Agreement to the extent received by the Sponsors, provided that such rights shall cease at such time as such securities are no longer Illiquid Securities.

Section 4.06. Rights and Obligations of Transferees. (a) Any Transfer of Company Shares to any Person (other than a Stockholder), which Transfer is otherwise in compliance herewith, shall be permitted hereunder only if the Transferee of such Company Shares agrees in writing that it shall, upon such Transfer, assume with respect to such Company Shares the Transferor’s obligations under this Agreement and become a party to this Agreement for such purpose, and any other agreement or instrument executed and delivered by such Transferor in respect of the Company Shares.

(b) Upon any Transfer of Company Shares to any Person (other than a Stockholder), which Transfer is otherwise in compliance herewith, the Transferee shall, upon such Transfer, assume all rights held by the Transferor at the time of the Transfer with respect to such Company Shares, provided that no Transferee (other than any Affiliate of a Sponsor) shall acquire any of the rights provided in Section 3.01 hereof by reason of such Transfer.

(c) The provisions of this Section 4.06 shall not apply to (i) Transfers to those Persons described in clause (ii) of the definition of “Permitted Transferee” other than Transfers to such a Person by Co-Invest, Co-Invest II or Co-Invest III or (ii) Transfers pursuant to Section 4.01(a)(iv).

Section 4.07. Preemptive Rights. (a) Until the occurrence of an IPO, if, following the Closing Date, the Company proposes to issue additional Company Shares, any warrants, options or other rights to acquire Company Shares, debt securities that are convertible into Company Shares or any other equity securities of the Company or any direct or indirect majority-owned subsidiary of the Company (the “Participation Shares”) (with the exception of any issuance upon conversion of exercise of warrants to purchase Company Shares or issuance (i) in connection with any merger, acquisition or similar transaction (excluding any issuance for purposes of financing such transaction) and (ii) to employees pursuant to an employee incentive plan (in each case, having been approved in accordance with the terms of this Agreement)), the Company shall provide written notice to each Stockholder of such anticipated issuance no later than fifteen (15) Business Days prior to the anticipated issuance date. Such notice shall set forth the material terms and conditions of the issuance, including the proposed purchase price for the new Participation Shares and the anticipated issuance date. Each Stockholder shall have the right to purchase up to its Pro Rata Portion of such new Participation Shares at the price and on the terms and conditions specified in the Company’s notice by delivering an irrevocable written notice to the Company no later than three (3) Business Days before the anticipated issuance date, setting forth the number of such new Participation Shares for which such right is exercised, provided, however, that no Stockholder shall have the right to purchase any such new Participation Shares if neither Sponsor exercises its right to purchase any such new Participation Shares. Such notice shall also include the maximum number of new Participation Shares the Stockholder would be willing to purchase in the event any other Stockholder elects to purchase less than its Pro Rata Portion of such Participation Shares. If any Stockholder fails to elect to purchase its full Pro Rata Portion of such new Participation Shares that it has a right to purchase, the Company shall allocate any remaining amount among the participating Stockholders (pro rata in accordance with the Company Shares then held by each such participating Stockholder) who have indicated in their notice to the Company a desire to purchase new Participation Shares in excess of their respective Pro Rata Portions.

(b) In the event Stockholders do not purchase all such new Participation Shares in accordance with the procedures set forth in Section 4.07(a), the Company shall have sixty (60) days after the expiration of the anticipated issuance date to sell to other Persons the remaining new Participation Shares at the price and on the terms and conditions specified in the Company’s notice to the Stockholders pursuant to Section 4.07(a). If the Company fails to sell such Participation Shares within sixty (60) days of the anticipated issuance date provided in the notice given to Stockholders pursuant to Section 4.07(a), the Company shall not thereafter issue or sell any Participation Shares without first offering such Participation Shares to the Stockholders in the manner provided in Section 4.07(a).

(c) The election by a Stockholder not to exercise its preemptive rights under this Section 4.07 in any one instance shall not affect its right (other than in respect of a reduction in its percentage holdings) as to any future issuances under this Section 4.07. Any sale of such securities by the Company without first giving the Stockholders the rights described in this Section 4.07 shall be void and of no force and effect.

(d) Notwithstanding the foregoing requirements of this Section 4.07, the Company may proceed with an issuance of Participation Shares prior to having complied with the provisions of Section 4.07; provided, that the Company shall:

(i) provide to each Stockholder (x) prompt notice of such issuance and (y) the notice described in Section 4.07(a) in which the actual price per Participation Share shall be set forth;

(ii) offer to issue to such Stockholder such number of Participation Shares of the type issued in the issuance as may be requested by such Stockholder (not to exceed the number equal to (x) the percent of such new Participation Shares that such Stockholder would have been entitled to pursuant to Section 4.07(a), multiplied by (y) the sum of (A) the number of Participation Shares included in such issuance and (B) the maximum aggregate number of Participation Shares issuable pursuant to this Section 4.07(d) and in connection with the “post-issuance” preemptive rights of any other stockholders of the Company with respect to such issuance) on the same economic terms and conditions with respect to such Participation Shares as the subscribers in the issuance received; and

(iii) keep such offer open for a period of fifteen (15) Business Days, during which period each such Stockholder may accept such offer by sending a written acceptance to the Company committing to purchase an amount of Participation Shares (not in any event to exceed the number equal to (x) the percent of such new Participation Shares that such Stockholder would have been entitled to pursuant to Section 4.07(a), multiplied by (y) the sum of (A) the number of Participation Shares included in such issuance and (B) the aggregate number of Participation Shares issued pursuant to this Section 4.07(d) and in connection with the “post-issuance” preemptive rights of any other stockholders of the Company with respect to such issuance). The closing of any such transaction shall occur at such time as the Company specifies, but in any event not prior to the date that is fifteen (15) Business Days after the Company issues the notice contemplated by clause (y) of Section 4.07(d)(i).

Section 4.08. Rule 144 Sales. (a) If one or more Sponsors in good faith expects to transfer Company Shares pursuant to Rule 144 (“Sponsor Rule 144 Sales”), the proposing Sponsor(s) (the “Rule 144 Selling Sponsor”) shall provide written notice (a “Sponsor Rule 144 Notice”) of such Sponsor Rule 144 Sale to the other Stockholders (including Co-Invest, Co-Invest II and Co-Invest III (and each of their respective members)) as far in advance of such Sponsor Rule 144 Sale as shall be reasonably practicable in light of the circumstances applicable to such Sponsor Rule 144 Sale. The other Stockholders shall have the right, upon the terms and subject to the conditions set forth in this Section 4.08, to elect to sell up to its Pro Rata Portion with respect to such Sponsor Rule 144 Sale. The Sponsor Rule 144 Notice shall set forth (i) the number of Company Shares the Rule 144 Selling Sponsor anticipates selling pursuant to such

Sponsor Rule 144 Sale and (ii) the name, address and other appropriate contact information for the broker(s) (if any) selected by the Rule 144 Selling Sponsor (the “Sponsor Rule 144 Broker”). The Sponsor Rule 144 Notice shall also specify the action or actions required (including the timing thereof) in connection with such Sponsor Rule 144 Sale if such other Stockholders elect to exercise such right (including the delivery to the Sponsor Rule 144 Broker of one or more stock certificates representing the Company Shares of the other Stockholder to be sold in such Sponsor Rule 144 Sale (the “Certificates”) and the delivery of such other certificates, instruments and documents as may be reasonably requested by the Sponsor Rule 144 Broker). Notwithstanding anything to the contrary set forth herein, prior to the fifth (5th) anniversary of the Closing Date, the prior consent of both Sponsors shall be required with respect to the proposal or completion of any Sponsor Rule 144 Sales.

(b) Upon receipt of a Sponsor Rule 144 Notice, each Stockholder (other than the Rule 144 Selling Sponsor) may elect to sell up to its Pro Rata Portion with respect to such Sponsor Rule 144 Sale, by taking such action or actions referred to in Section 4.08(a) above in a timely manner. Notwithstanding the delivery of any Sponsor Rule 144 Notice, all determinations as to whether to complete any Sponsor Rule 144 Sale and as to the timing, manner, price and other terms of any such Sponsor Rule 144 Sale shall be at the sole discretion of the Rule 144 Selling Sponsor.

(c) In the event that the Rule 144 Selling Sponsor elects not to complete an anticipated Sponsor Rule 144 Sale with respect to which a Stockholder has exercised its right to sell Company Shares pursuant to this Section 4.08, the Rule 144 Selling Sponsor shall cause any Certificates previously delivered to the Sponsor Rule 144 Broker to be returned to such Stockholder (except to the extent such Stockholder elects to participate in any subsequent anticipated Rule 144 Sponsor Sale pursuant to a subsequent Sponsor Rule 144 Notice and, in connection with such election, instructs that the Certificates of such Stockholder be retained by the Sponsor Rule 144 Broker for purposes of such subsequent anticipated Rule 144 Sponsor Sale). This Section 4.08 shall terminate upon a QPO.

ARTICLE V

GENERAL PROVISIONS

Section 5.01. Merger with Avaya. In the event of any merger, statutory share exchange or other business combination of the Company with Avaya or any of its subsidiaries, (i) each of the Stockholders and Avaya (or the applicable subsidiary) shall, to the extent necessary, as they determine, (a) execute a stockholders’ agreement with terms that are substantially equivalent to this Agreement and (b) execute a registration rights agreement with terms that are substantially equivalent to the Registration Rights Agreement; provided that such stockholders’ agreement and registration rights agreement shall terminate upon the same terms and conditions as provided herein and in the Registration Rights Agreement, respectively, and (ii) the Company shall distribute any securities issued to the Company pursuant to such merger to the Stockholders pro rata in accordance with their respective ownership of the Company Shares.

Section 5.02. Waivers. No waiver of any breach of any of the terms of this Agreement shall be effective unless such waiver is made expressly in writing and executed and delivered by the party against whom such waiver is claimed. No waiver of any breach shall be deemed to be a further or continuing waiver of such breach or a waiver of any other or subsequent breach. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof, or the exercise of any other right, power or remedy.

Section 5.03. Other Businesses; Waiver of Certain Duties. (a) Each Stockholder and each member, limited or general partner thereof, each member, limited or general partner of each such member, limited or general partner and each of their Affiliates, officers, directors, shareholders, employees and agents (other than any person who is a full time officer or employee of the Company, Avaya or any of their subsidiaries) may engage in or possess an interest in any other business venture of any nature or description (including any business venture that is the same or similar to that of the Company), on its own account, or in partnership with, or as an employee, officer, director or stockholder of any other Person. None of the Company, Avaya, any of its subsidiaries or any Stockholder shall have any rights in and to such other business ventures or the income or profits derived therefrom, and the pursuit of any such venture. Each Stockholder and each member, limited or general partner thereof, each member, limited or general partner of each such member, limited or general partner and each of their Affiliates, officers, directors, shareholders, employees and agents may (other than any person who is a full time officer or employee of the Company, Avaya or any of their subsidiaries) (i) engage in, and shall have no duty to refrain from engaging in, separate businesses or activities from the Company or any of its subsidiaries, including businesses or activities that are the same or similar to, or compete directly or indirectly with, those of the Company, Avaya or any of its subsidiaries, (ii) do business with any potential or actual customer or supplier of the Company or any of its subsidiaries and (iii) employ or otherwise engage any officer or employee of the Company, Avaya or any of its subsidiaries.

(b) None of the Sponsor Directors or Stockholders, nor any of their respective Affiliates shall have any obligation to present any business opportunity to the Company or any of its subsidiaries, even if the opportunity is one that the Company or any of its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and no such Person shall be liable to the Company, Avaya or any of its subsidiaries or any Stockholder for breach of any fiduciary or other duty, as a Stockholder, Director, Stockholder or otherwise, by reason of the fact that such Person pursues or acquires such business opportunity, directs such business opportunity to another Person or fails to present such business opportunity, or information regarding such business opportunity, to the Company, Avaya or any of its subsidiaries.

(c) Each Stockholder (for itself and on behalf of the Company) hereby, to the fullest extent permitted by applicable law:

(i) confirms that each Sponsor Director, in his or her capacity as a director, has only those duties to the Company, Avaya and their subsidiaries, and to the Stockholders, that are required under applicable law and which cannot be waived as a matter of law;

(ii) confirms that none of the Sponsors has any duty to any other Stockholder or to the Company, Avaya or any of its subsidiaries other than the specific covenants and agreements set forth in this Agreement;

(iii) acknowledges and agrees that, notwithstanding anything to the contrary in any other agreement or at law or in equity, that when any Stockholder takes any action under this Agreement to give or withhold its consent, such Stockholder shall, to the extent permitted by law, have no duty (fiduciary or other) to consider the interests of the Company, Avaya or any of their respective subsidiaries, the other Stockholders except as otherwise expressly provided in this Agreement, and may act in its own interest and shall have only the duty to act in good faith; and

(iv) waives any claim or cause of action against any Sponsor, any Sponsor Director and any officer, employee, agent or Affiliate of any such Person that may from time to time arise in respect of a breach by any such Person of any duty or obligation disclaimed under Section 5.03(c)(i) through Section 5.03(c)(iii).

(d) Each Stockholder agrees that the waivers, limitations, acknowledgments and agreements set forth in this Section 5.03 shall not apply to any alleged claim or cause of action against a Sponsor Director, Sponsor, any of a Sponsor’s Affiliates or any of their respective employees, officers, directors, agents or authorized representatives based upon the breach or nonperformance by such Person of this Agreement or other explicit written agreement to which such Person is a party.

(e) The provisions of this Section 5.03, to the extent that they restrict the duties and liabilities of a Sponsor or Sponsor Director otherwise existing at law or in equity, are agreed by the Stockholders to replace such other duties and liabilities of such Sponsors or Sponsor Director to the fullest extent permitted by applicable law.

Section 5.04. Publicity and Confidentiality. Each Stockholder agrees that Confidential Information has been and will be made available to it in connection with its interest in the Company. Each Stockholder agrees not to divulge or communicate to a third party, issue any press release or otherwise make any public statement in connection therewith, or use for any purpose other than in connection with such Stockholder’s investment in the Company, in whole or in part, Confidential Information without the prior written consent of the Sponsors (not to be unreasonably withheld); provided that (i) Confidential Information may be disclosed if required by applicable law or any governmental authority, (ii) each Stockholder may disclose Confidential Information to its partners, members, prospective investors, advisors, employees, agents, accountants, attorneys and Affiliates and representatives thereof (collectively, the “Representatives”), or if such Stockholder is wholly-owned by another Person, the Representatives of such Person or its Affiliates, so long as such Representatives agree to keep such information confidential (or the Stockholder directs such Representative to keep such information confidential, in which case such Stockholders shall be liable for any failure on the part of its Representatives to so keep such information confidential), and to limit their use of such information, on terms substantially identical to the terms contained in this Section 5.04, and (iii) a

Stockholder may disclose Confidential Information to a prospective Transferee of such Stockholder’s Shares so long as such prospective Transferee executes a non-disclosure agreement in a form reasonably acceptable to the Company. “Confidential Information” means any information concerning this Agreement or the transactions contemplated hereby and any information concerning the Company or Avaya in each case furnished to the Stockholders in their capacity as stockholders of the Company; provided, that “Confidential Information” does not include (i) information that was or becomes generally available publicly other than, with respect to a Stockholder, as a result of a disclosure by such Stockholder, in violation of this Section 5.04, (ii) information that was or becomes available to the Stockholder or a Representative of such Stockholder on a non-confidential basis from a source other than the Company or (iii) information that the Stockholder or a Representative of the Stockholder independently developed without reference to the Confidential Information or any derivative thereof.

Section 5.05. Assignment; Benefit. (a) The rights and obligations hereunder shall not be assignable without the prior written consent of the other parties hereto except as provided under Article IV. Any assignment of rights or obligations in violation of this Section 5.05 shall be null and void.

(b) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective successors and permitted assigns. Except as provided in Section 3.02, this Agreement is not intended to, and does not, confer upon any person other than the parties hereto, any rights or remedies hereunder.

(c) Any Person that acquires Company Shares pursuant to the terms of this Agreement, the Third Amended and Restated Limited Liability Company Operating Agreement of Co-Invest, the Second Amended and Restated Limited Liability Company Operating Agreement of Co-Invest II or the Limited Liability Company Operating Agreement of Co-Invest III shall execute a counterpart to this Agreement and become a party hereto and such Person and its Company Shares shall be subject to the terms of this Agreement; provided, however, that this Section 5.05(c) shall not apply to a Person that acquires Company Shares pursuant to (x) a Transfer to a Person described in clause (ii) of the definition of “Permitted Transferee” by a Person other than Co-Invest, Co-Invest II or Co-Invest III or (y) a Transfer pursuant to Section 4.01(a)(iv).

Section 5.06. Termination. Article III of this Agreement shall terminate as set forth in Section 3.03. The provisions of Article IV shall terminate as specified therein. The remainder of this Agreement shall terminate automatically (without any action by any party hereto) as to each Stockholder when such Stockholder ceases to hold any Company Shares.

Section 5.07. Severability. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 5.08. Entire Agreement; Amendment.

(a) Except for letter agreements relating to disclosure and confidentiality issues applicable to an individual investor, this Agreement (together with the Third Amended and Restated Limited Liability Company Operating Agreement of Co-Invest, the Second Amended and Restated Limited Liability Company Operating Agreement of Co-Invest II, the Limited Liability Company Operating Agreement of Co-Invest III, the Limited Liability Company Operating Agreement of Sierra Manager Co-Invest, LLC, the Registration Rights Agreement, and the Management Services Agreement) sets forth the entire understanding and agreement between the parties with respect to the transactions contemplated herein and supersedes and replaces any prior understanding, agreement or statement of intent, in each case written or oral, of any kind and every nature with respect hereto.

(b) No provision of this Agreement may be amended, modified or waived in whole or in part at any time without an agreement in writing executed by the Sponsors; provided that (a) any amendment that would, by its express terms, have a disproportionate material adverse effect on a particular Stockholder or group of Stockholders relative to the other Stockholders in their capacity as such shall require the written consent of such particular Stockholder or a majority-in-interest of such Stockholders, as applicable and (b) this Section 5.08 may not be amended without the prior written consent of all Stockholders. Notwithstanding anything to the contrary contained herein, in the event that the Sponsors Transfer Company Shares to a Permitted Transferee of the sort described in clause (iii) of the definition thereof, the Sponsors, the Company and such Permitted Transferee shall apply the provisions of this Agreement in a manner which preserves the rights and obligations of the parties hereunder, and shall be permitted to amend this Agreement to the extent necessary to achieve such result.

Section 5.09. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

Section 5.10. Notices. Unless otherwise specified herein, all notices, consents, approvals, reports, designations, requests, waivers, elections and other communications authorized or required to be given pursuant to this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by personal hand-delivery, by facsimile transmission, by electronic mail, by mailing the same in a sealed envelope, registered first-class mail, postage prepaid, return receipt requested, or by air courier guaranteeing overnight delivery, sent to the Stockholders at the following addresses (or such other address as such Stockholders may specify by notice to the Company):

If to the Company:

Avaya Holdings Corp.

c/o Avaya Inc.

211 Mt. Airy Road

Basking Ridge, New Jersey 07920

Attention: Pamela F. Craven, Chief Administrative Officer

Telephone: 908.953.6000

Fax: 908.953.3902

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199

Attention: Alfred O. Rose, Esq.

                 Howard S. Glazer, Esq.

Telephone: 617.951.7000

Fax: 617.951.7050

If to TPG, to:

TPG Capital, L.P.

c/o TPG Capital Management, L.P.

301 Commerce Street

Suite 3300

Fort Worth, Texas 76102

Attention: Ronald Cami

Telephone: 817.871.4000

Fax: 817.871.4088

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199

Attention: Alfred O. Rose, Esq.

                  Howard S. Glazer, Esq.

Telephone: 617.951.7000

Fax: 617.951.7050

If to Silver Lake, to:

Silver Lake Partners III, L.P.

2775 Sand Hill Road

Suite 100

Menlo Park, CA 94025

Attention: Karen King

Telephone: 650.233.8120

Fax: 650.233.8125

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199

Attention: Alfred O. Rose, Esq.

                 Howard S. Glazer, Esq.

Telephone: 617.951.7000

Fax: 617.951.7050

If to Co-Invest, Co-Invest II or Co-Invest III, to each of the Sponsors at the addresses indicated above and to each of Co-Invest, Co-Invest II or Co-Invest III:

c/o TPG Capital, L.P.

301 Commerce Street, Suite 3300

Fort Worth, Texas 76102

Attention: Clive D. Bode

Telephone: 817.871.4000

Fax: 817.871.4088

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199

Attention: Alfred O. Rose, Esq.

                 Howard S. Glazer, Esq.

Telephone: 617.951.7000

Fax: 617.951.7050

Section 5.11. Governing Law; Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF. ANY ACTION OR PROCEEDING AGAINST THE PARTIES RELATING IN ANY WAY TO THIS AGREEMENT MAY BE BROUGHT AND ENFORCED EXCLUSIVELY IN THE COURTS OF THE STATE OF DELAWARE OR (TO THE EXTENT SUBJECT MATTER JURISDICTION EXISTS THEREFOR) THE U.S. DISTRICT COURT FOR THE DISTRICT OF DELAWARE, AND THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF BOTH SUCH COURTS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING.

Section 5.12. Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH STOCKHOLDER WAIVES, AND COVENANTS THAT SUCH PARTY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH THE DEALINGS OF ANY STOCKHOLDER OR THE COMPANY IN CONNECTION WITH ANY OF THE ABOVE, IN EACH CASE WHETHER NOW EXISTING OR

HEREAFTER ARISING AND WHETHER IN CONTRACT, TORT OR OTHERWISE. The Company or any Stockholder may file an original counterpart or a copy of this Section 5.12 with any court as written evidence of the consent of the Stockholders to the waiver of their rights to trial by jury.

Section 5.13. Specific Performance. It is hereby agreed and acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations herein imposed on them and that, in the event of any such failure, an aggrieved Person will be irreparably damaged and will not have an adequate remedy at law. Any such party shall, therefore, be entitled (in addition to any other remedy to which such party may be entitled at law or in equity) to injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

Section 5.14. No Third Party Liability. This Agreement may only be enforced against the named parties hereto. All claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the entities that are expressly identified as parties hereto; and no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of any party hereto (including any Person negotiating or executing this Agreement on behalf of a party hereto), unless party to this Agreement, shall have any liability or obligation with respect to this Agreement or with respect any claim or cause of action (whether in contract or tort) that may arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including a representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement).

Section 5.15. Aggregation of Shares. All Common Shares held by a Sponsor shall be aggregated together for purposes of determining the availability of any rights hereunder. As among the members of any Sponsor, such Sponsor may allocate the ability to exercise any rights under this Agreement in any manner that such Sponsor sees fit.

Section 5.16. Exculpation Among Stockholders. Each Stockholder acknowledges that it is not relying upon any person, firm or corporation (including without limitation any other Stockholder), other than the Company and its officers, directors and other representatives (acting solely in their capacity as representatives of the Company), in deciding to invest and in making its investment in the Company. Each Stockholder agrees that no other Stockholder nor the respective controlling persons, officers, directors, partners, members, agents or employees of any other Stockholder shall be liable to such Stockholder for any losses incurred by such Stockholder in connection with its investment in the Company.

Section 5.17. Dissolution of Co-Invest, Co-Invest II or Co-Invest III. In the event that (a) Co-Invest is dissolved, the Company shall, if provided in Section 5.01(c) of the Second Amended and Restated Limited Liability Company Operating Agreement of Co-Invest, enter into the agreements specified therein, (b) Co-Invest II is dissolved, the Company shall, if provided in Section 5.0l(c) of the Amended and Restated Limited Liability Company Operating Agreement of Co-Invest II, enter into the agreements specified therein or (c) Co-Invest III is dissolved, the Company shall, if provided in Section 5.01(c) of the Limited Liability Company Operating Agreement of Co-Invest III, enter into the agreements specified therein.

[signatures follow]

IN WITNESS HEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

THE COMPANY:	AVAYA HOLDINGS CORP.

By:
Name: Pamela F. Craven
Title: Chief Administrative Officer

[Second Amended and Restated Stockholders’ Agreement]

STOCKHOLDERS:

TPG PARTNERS V, L.P.

By: TPG GenPar V, L.P.,
its General Partner

By: TPG GenPar V Advisors, LLC, its General Partner

By:
Name: Ronald Cami
Title: Vice President

TPG FOF V-A, L.P.

By: TPG GenPar V, L.P.,
its General Partner

By: TPG GenPar V Advisors, LLC,
its General Partner

By:
Name: Ronald Cami
Title: Vice President

TPG FOF V-B, L.P.

By: TPG GenPar V, L.P.,
its General Partner

By: TPG GenPar V Advisors, LLC,
its General Partner

By:
Name: Ronald Cami
Title: Vice President

[Second Amended and Restated Stockholders’ Agreement]

SILVER LAKE PARTNERS II, L.P.

By:	Silver Lake Technology Associates II, L.L.C.,
its General Partner

By:	Silver Lake Group, L.L.C.,
its Managing Member

By:
Name: Greg Mondre
Title: MD

SILVER LAKE TECHNOLOGY INVESTORS II, L.P.

By:	Silver Lake Technology Associates II, L.L.C.,
its General Partner

By:	Silver Lake Group, L.L.C.,
its Managing Member

By:
Name: Greg Mondre
Title: MD

SILVER LAKE PARTNERS III, L.P.

By:	Silver Lake Technology Associates III, L.P.,
its General Partner

By:	SLTA III (GP), L.L.C.,
its General Partner

By:	Silver Lake Group, L.L.C.,
its Managing Member

By:
Name: Greg Mondre
Title: MD

[Second Amended and Restated Stockholders’ Agreement]

SILVER LAKE TECHNOLOGY INVESTORS III, L.P.

By:	Silver Lake Technology Associates III, L.P.,
its General Partner

By:	SLTA III (GP), L.L.C.,
its General Partner

By:	Silver Lake Group, L.L.C.,
its Managing Member

By:
Name: Greg Mondre
Title: MD

SIERRA CO-INVEST, LLC

By:	Sierra Manager Co-Invest, LLC, its Managing Member

By:
Name: Greg Mondre
Title: Co President

SIERRA CO-INVEST II, LLC

By:	Sierra Manager Co-Invest, LLC, its Managing Member

By:
Name: Greg Mondre
Title: Co President

SIERRA CO-INVEST III, LLC

By:	Sierra Manager Co-Invest, LLC, its Managing Member

By:
Name: Greg Mondre
Title: Co President

[Second Amended and Restated Stockholders’ Agreement]